EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 20, 2007, relating to the consolidated financial statements and financial statement schedule of Conexant Systems, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-based Payment”), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Conexant Systems, Inc. for the year ended September 28, 2007.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Costa Mesa, California
January 31, 2008